                                                                    EXHIBIT 10.1

                            MARKETAXESS HOLDINGS INC.
                            140 Broadway, 42nd Floor
                            New York, New York 10005

                                                                  May 3, 2004

Mr. Richard McVey, Chief Executive Officer
c/o MarketAxess Holdings, Inc.
140 Broadway, 42nd Floor
New York, New York 10005

                             Re: Terms of Employment

Dear Rick:

                  The purpose of this letter is to confirm the terms and conditions of your continued employment with MarketAxess Holdings Inc. (the "Company"). The Company is pleased to continue your employment in accordance with the terms of this letter (the "Letter Agreement").

                  1. Title and Duties. On the date hereof, the Company acknowledges that you are employed by the Company as its President, Chief Executive Officer and Chairman of the Board of Directors, and your employment will continue until your employment is terminated by you or the Company. Notwithstanding anything else herein, your employment with the Company will be "at-will" and you and the Company retain the right to terminate your employment hereunder at any time for any reason or no reason. You will report to the Board of Directors of the Company.

                  While you are employed by the Company, you will devote substantially all of your business time and efforts to the performance of your duties hereunder and use your best efforts in such endeavors.

                  2. Base Salary, Bonus and Benefits. While you are employed by the Company, the Company will pay you a base salary at the rate of $300,000 per year, in accordance with the usual payroll practices of the Company. You will be eligible to receive an annual bonus subject to, and in accordance with, the MarketAxess Holdings Inc. 2004 Annual Performance Incentive Plan.

                  While you are employed by the Company, you will be entitled to participate, to the extent eligible thereunder, in all benefit plans and programs, in accordance with the terms thereof in effect from time to time, as are provided by the

Company to senior management of the Company (including, without limitation, any short or long-term bonus plan, health benefits, life insurance and disability insurance), at a level commensurate with your position. In addition, while you are employed by the Company, the Company will provide you with the office equipment and network connections reasonably necessary to enable you to work efficiently from your home, as determined by the Company.

                  3. Business Expenses. Upon presentation of appropriate documentation, you will be reimbursed by the Company for reasonable business expenses, in accordance with Company policies applicable to senior management, in connection with the performance of your duties hereunder.

                  4.       Severance/Termination of Employment/Change in
Control.

                  (a) In the event your employment with the Company pursuant to this Letter Agreement is terminated outside the Change in Control Protection Period (as defined in Section 4(b)) other than: (x) by you voluntarily (other than as a result of your resignation for Good Reason); or (y) by the Company as a result of: (A) your willful misconduct or gross negligence in the performance of your duties under this Letter Agreement that is not cured by you within thirty (30) days after your receipt of written notice given to you by the Company; (B) your conviction of, or plea of guilty or nolo contendere to, a crime relating to the Company or any affiliate or any felony; or (C) a material breach by you of this Letter Agreement or any other material written agreement entered into between you and the Company that is not cured by you within thirty (30) days after your receipt of written notice given to you by the Company (a "Cause Event"), and subject to your execution of a waiver and general release substantially in the form which has been provided to other senior management employed by the Company, the Company will: (i) continue to pay you (or, in the event of your death, your estate) your base salary for a period of twelve (12) months following the date of such termination of employment, but off the employee payroll; (ii) pay you an amount equal to the average of the annual cash bonus you received from the Company for the three (3) completed calendar years prior to termination, payable in twelve (12) approximately equal installments; and (iii) if you (or in the event of your death, your spouse or dependents) elect to continue health coverage under the Company's plan in accordance with applicable law, pay your, your spouse's and your dependent's continuation coverage premiums to the extent, and so long as you (or, in the event of your death, your spouse or dependents) remain eligible for such continuation coverage under the applicable plan and pursuant to applicable law, but in no event for more than twelve (12) months. The continued coverage described in subsection (iii) above may be provided to you (and/or your dependents): (1) under COBRA through payment of premiums at the active employee rate; (2) by covering you and your dependents under substitute arrangements; or
(3) by providing you with an amount which, after taxes, is sufficient for you to purchase substantially equivalent benefits for you and your dependents.

                  (b) In the event your employment with the Company pursuant to this Letter Agreement is terminated by you for Good Reason (as defined below) or other than: (x) by you voluntarily (other than as a result of your resignation for Good Reason); (y) as a result of your death; or (z) by the Company as a result of a Cause Event, in any case, within three (3) months prior to, or, on or within eighteen (18) months after, a Change in Control (as defined in the MarketAxess Holdings Inc. 2004 Stock Incentive Plan) (the "Change in Control Protection Period"), in lieu of the payments and benefits described in
Section 4(a), and subject to your execution of a waiver and general release substantially in the form which has been provided to other senior management employed by the Company, the Company will: (1) continue to pay you (or, in the event of your death, your estate) your base salary for a period of twenty-four
(24) months following the date of such termination of employment, but off the employee payroll; (2) pay you an amount equal to two (2) times the average of the annual cash bonus you received from the Company for the three (3) completed calendar years prior to such termination, which shall be payable in twenty-four
(24) approximately equal installments; and (3) provide you with the benefits described in Section 4(a)(iii) (provided in any manner described therein) for up to eighteen (18) months.

                  (c) You will be under no obligation to seek other employment and there will be no offset against any amounts owing to you under Sections 4(a) and (b) above on account of any remuneration attributable to any subsequent employment that you may obtain.

                  (d) For purposes of this Letter Agreement, Good Reason shall mean any of the following events that is not cured by the Company within thirty (30) days after the Company's receipt of written notice given to the
Company: (i) you no longer holding the title of President and Chief Executive Officer of the Company, or the failure of the Board of Directors to nominate you as a director or, once elected to the Board of Directors, the failure of the Board of Directors to elect you as Chairman, (ii) a material diminution in your duties, authorities or responsibilities (other than as a result of you ceasing to be a director) or the assignment to you of duties or responsibilities that are materially adversely inconsistent with your then position; (iii) a material breach of this Letter Agreement by the Company; (iv) a requirement by the Company that your principal place of work be moved to a location more than fifty
(50) miles away from its current location; or (v) the failure of the Company to obtain and deliver to you a reasonably satisfactory written agreement from any successor to all or substantially all of the Company's assets to assume and agree to perform this Letter Agreement. You shall be required to provide the Company with written notice of your termination of employment for Good Reason no later than forty-five (45) days after the occurrence of the event that constitutes Good Reason.

                  (e) Upon termination of your employment for any reason, the Company will have no obligations under this Letter Agreement other than as provided above and to pay you: (i) any base salary and/or bonus you have earned and accrued but remains unpaid as of the date of your termination of employment;
(ii) any unreimbursed
business expenses otherwise reimbursable in accordance with the Company's policies as in effect from time to time; and (iii) benefits in accordance with the terms of the applicable plans and programs of the Company.

                  5. 280G Excise Tax. In the event that you become entitled to payments and/or benefits provided by this Letter Agreement or any other amounts or benefits in the "nature of compensation" (whether pursuant to the terms of this Letter Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a change of ownership or effective control covered by Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the "Code") or any person affiliated with the Company or such person) as a result of such change in ownership or effective control of the Company (collectively the "Company Payments"), and if such Company Payments will be subject to the tax (the "Excise Tax") imposed by Section 4999 of the Code (or any similar tax that may hereafter be imposed by any taxing authority) the amount of any Company Payments will be automatically reduced to an amount one dollar less than an amount that would subject you to the Excise Tax; provided, however, that the reduction will occur only if the reduced Company Payments received by you (after taking into account all applicable federal, state and local income, social security and other taxes) would be greater than the unreduced Company Payments to be received by you minus (i) the Excise Tax payable with respect to such Company Payments and (ii) all other applicable federal, state and local income, social security and other taxes on such Company Payments.

                  6. Restrictive Covenants. You acknowledge and agree that the terms of the confidential information, intellectual property, and noncompetition agreement that you previously executed (the "Proprietary Information and Non-Competition Agreement") shall remain in full force and effect.

                  7.       Miscellaneous.

                  (a) The Company may withhold from any and all amounts payable to you such federal, state, local and all other taxes as may be required to be withheld pursuant to any applicable laws or regulations.

                  (b) You represent that your execution and performance of this Letter Agreement will not be in violation of any other agreement to which your are a party. Notwithstanding anything else herein, this Letter Agreement is personal to you and neither the Letter Agreement nor any rights hereunder may be assigned by you.

                  (c) This Letter Agreement shall be governed by, and construed under and in accordance with, the internal laws of the State of New York, without reference to rules relating to conflicts of laws.

                  (d) This Letter Agreement contains the entire agreement of the parties relating to the subject matter hereof, and supersedes in its entirety any and all prior agreements (including, without limitation, the prior letter agreement, dated April 19, 2000), understandings or representations relating to the subject matter hereof (other than any of your stock option or restricted stock agreements entered into on or prior to the date hereof and the Proprietary Information and Non-Competition Agreement).

                  (e) No modifications of this Letter Agreement will be valid unless made in writing and signed by the parties hereto.

                                       Very truly yours,

                                       MARKETAXESS HOLDINGS INC.

                                       By: /s/ James Rucker
                                           -------------------------------
                                           Name: James N. B. Rucker
                                           Title: Head of Finance and Operations

Accepted and Agreed:

/s/ Richard M. McVey
----------------------
Richard M. McVey